Exhibit 10.1

2011-2013 Performance RSU Grant
Terms, Conditions & FAQs
February 2011
This is a summary of the material terms and conditions of the 2011-2013 Performance RSU Grant. The DIRECTV 2010 Stock Plan (the “Plan”) and Prospectus govern the awards, receipt of which is hereby acknowledged, and is incorporated herein by this reference.

TERM/CONCEPT	EXPLANATION
Company	DIRECTV and its Subsidiaries
Eligibility
Full-time exempt employees at the level of Director and above; new employees must be hired and actively working before the grant date to receive an RSU grant. Promotions that would result in an increase in target RSUs must be approved by January 18, 2011 for employees to be eligible for the increased target grant.

Awards	DIRECTV Restricted Stock Units (RSUs or Units); distributed in DIRECTV (DTV) common stock
Performance Period	3-year Performance Period (Jan. 1, 2011 – Dec. 31, 2013)
Adjustment Factor	This factor is the percentage (0% to 150%) used at the end of the 3-year performance period to determine your shares earned based on the Company’s performance to the Performance Measures listed below.

Performance Measures	• Each performance measure is determined as the percentage growth from the prior year-end DIRECTV consolidated results.
	Performance Measure	Weight
	Annual growth in Revenue	33 1/3%
	Annual growth in Cash Flow Before Interest & Taxes	33 1/3%
	Annual growth in Earnings Per Share (EPS)	33 1/3%

Performance Determination

• At the end of each year, the Company assesses DIRECTV performance for each Performance Measure, weights the performance result for each Performance Measure, and sums the three weighted numbers, resulting in an annual Performance Factor per the chart above.

• At the end of the three years, the average of the three annual Performance Factors creates the Adjustment Factor (the percentage used to determine the final shares earned).  The final Adjustment Factor is capped at 150%.

Distribute Shares at the End of Three Years

• Within 60 days after the end of the Performance Period, the Company determines the Adjustment Factor. The Company will multiply the total number of RSUs granted by this factor to determine the number of shares to distribute.

• After the Adjustment Factor is determined, the shares will be distributed to you (minus applicable tax withholding) and then are yours to sell or hold as you wish.

• Upon distribution, the shares will be directly deposited into an account in your name with the Company's stock plan recordkeeper (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter.

Taxes

• Your award is taxable at the time of distribution in the year in which you receive your shares of DTV common stock if the performance goals are met.

• The applicable withholding taxes are due upon distribution, whether or not you sell your shares. The Company will withhold shares of stock to satisfy the applicable tax withholdings, so you will receive shares net of tax withholdings.

• Please consult with your personal tax or financial advisor for more information regarding the tax consequences of your award.

Continued Employment
Continued employment or service through the end of the Performance Period is required as a condition of receiving your award and the rights and benefits under the plan. Partial employment or service, even if substantial, during the Performance Period will not entitle you to any proportionate award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as otherwise provided in the “Impact of Termination” section below.

Impact of Termination	If you leave the company for any reason within the first calendar year of the Performance Period, your award is forfeited.
Resignation or Term for Cause	If you resign from the Company or are terminated for cause at any time during the performance period (and for cause, anytime prior to the distribution date), you forfeit all awards.
• Term Without Cause (e.g., Layoff) • Retirement1 • Long-Term Disability or Death

• You are eligible for a pro-rated award based on the number of full calendar years of service (January through December) completed during the Performance Period and on plan performance assessed at the end of the Performance Period.

• Any shares earned will be distributed as soon as practicable in the year following the end of the Performance Period.

Impact of Leave of Absence
Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days. The Company reserves the right to adjust grants for employees on leave in excess of 90 days.

Recovery of Stock Awards
If the financial or operating results used to determine the payout of shares are subsequently restated or revised such that fewer shares would have been awarded using such restated or revised results, the Company will be entitled to recover those shares that should not have been awarded. See the policy statement in the 2009 Proxy Statement section “Compensation Discussion and Analysis.”

1 Retirement means termination of employment at age 55 or older, with 5 or more years of Continuous Service as defined by the Pension Plan, and immediate commencement of Pension Plan benefits.

FAQ’s – 2011 Performance RSU Program

1.	What is a Restricted Stock Unit (RSU)?

An RSU is a right to a share of stock that has certain restrictions placed upon receiving it. In this case, the restriction is performance-based. If the Company performance criteria are met at the end of the three-year Performance Period, the units are distributed as shares of DTV common stock.

2.	What is a performance-based RSU?

Performance-based means that a certain performance level is required to receive all or a portion of the RSU award. How the Company performs relative to the identified performance measures will determine what percent of each participant’s RSU award is earned at the end of the Performance Period.

3.	What is the Performance Period for the 2011 grant?
The Performance Period is three years (Jan. 1, 2011 through Dec. 31, 2013). The Company performance during this period will determine the number of shares earned for the 2011 RSU award.

4.	What is the Adjustment Factor?
The cumulative performance of the Performance Measures at the end of the 3-year Performance Period results in an Adjustment Factor, which is a percentage from 0% to 150%. The Adjustment Factor is the average of the three Annual Performance Factors. The maximum Adjustment Factor is capped at 150%. Your RSU grant is multiplied by this factor to determine your shares.

5.	What are the performance criteria for the 2011-2013 grant?

We are focusing on annual growth in three financial performance measures over the three-year period for this year’s 2011-2013 RSU grant: Revenue (33 1/3% weighting), Cash Flow Before Interest and Taxes (33 1/3%) and Earnings Per Share (EPS) (33 1/3%). Each of these measures is determined as the percentage growth from the prior year-end DIRECTV consolidated results.

6.	How is this award different from a stock option?

This award is the right to earn actual shares of stock, while stock options are a right to buy stock at a specified price. Once your award is earned, you own the shares of stock. With a stock option, you still have to purchase the stock at the grant price to own it.

7.	Why are stock awards being given this year?

DIRECTV provides long-term incentives to increase the value of the Company to shareholders over a period of years. We believe that stock awards provide the incentive for participants to take actions and make decisions daily and over the longer term that benefit our shareholders.

8	What is my award worth? What happens if the stock price increases or declines?

The value of your shares is always equal to the current market value of DTV stock. Therefore, if the stock price appreciates, the value of your award increases. If the value of DTV shares declines, the value of your award is reduced. Unlike a stock option, this stock award will always retain some value as long as DTV stock has market value, while a stock option has no value if the stock price drops below the option’s grant price. Of course, the final stock award still depends on performance against the applicable performance targets, so the value of your award also varies based on such performance.

9.	How will I receive my shares?

Any shares that you earn will be directly deposited into an account in your name with the Company’s stock plan recordkeeper (currently Morgan Stanley Smith Barney) as soon as practicable after the performance is verified and the shares vest after the end of the Performance Period.

10.	Do awards affect employee benefits?
No. When your award is distributed, it is not considered “compensation” for any benefit plan.

11.	How is this award taxed?

Your award becomes taxable in the year in which the shares are distributed (assuming performance measures are met), which is when you’ll receive your shares of DTV stock. The market value of the shares is considered taxable compensation subject to federal and state/local income taxes, as well as applicable FICA Social Security and Medicare taxes. Other taxes such as California SDI may also apply. The amount of taxable compensation is reported on your IRS Form W-2.

The Company will withhold shares of stock to satisfy the applicable required tax withholdings, so you will receive shares net of taxes. Please consult with your personal tax or financial advisor for more information on how this may affect you.

12. What’s the tax basis of my shares for selling at a later date?
The tax basis will be reported to you around the time of share distribution.

13.	What happens to my award if I leave the company?

The impact on your award depends on how and when you leave the Company. Specifically, any RSUs will forfeit upon voluntary resignation from the Company or if you are terminated for cause during the Performance Period, and if terminated for cause before distribution date. If you terminate for any reason within the first calendar year of the Performance Period, your award is forfeited.

If you are terminated without cause, retire*, terminate due to long-term disability, or die after the first calendar year of the Performance Period, you are eligible for a pro-rated award based on the number of full calendar years of service (January through December) completed during the Performance Period and on Company Performance at the end of the Performance Period.

* Retirement means termination of employment at age 55 or older, with 5 or more years of continuous service as defined by the Pension Plan and immediate commencement of Pension Plan benefits.

14.	Can I name a beneficiary?
Yes. Participants can name beneficiaries for their awards. Contact your Human Resources Business Partner for more information.

15.	How will we know how we are performing?
Senior management intends to provide updates on our performance annually so we will know where we are meeting our plan goals and where we may need additional focus.

16.	How do I track my RSUs?

The value of an RSU is equal to the current market value of DTV, so you can track the value through a number of newspaper and internet sources (e.g., The DEN, Yahoo Financial quotes, your local newspaper).

17.	Where can I view information about my grant(s)?
Information about your restricted stock unit grant(s) is available online with Morgan Stanley Smith Barney Stock Plan Services. The Stock Plan Services website will allow you to review a selection of account information summary pages on, exercises/sales, grant details, vesting and taxes. To access your account information, go to https://www.msdw-spa.com. Your Social Security Number (no dashes or spaces) will serve as your Login ID and you will need a Morgan Stanley Smith Barney supplied one-time pin to access your account.

If you do not have a pin, please contact the Morgan Stanley Smith Barney Stock Plan Services at 1-888-316-8817 during the hours of 8 a.m. ET and 5 p.m. ET, Monday through Friday on all days the stock exchanges are open.  A stock plan services representative will mail a PIN letter to you on the day of your request.  After first accessing your account with the pin, you will establish a personal password to access your account and can recover you password online.

18. Who do I contact regarding any additional questions?
Contact your Human Resources Business Partner if you have additional questions.

19.	Who do I contact if I want to give formal notice to the Plan?
Any notice to be given under the terms of the Plan shall be in writing and addressed to DIRECTV at 2230 E. Imperial Hwy, El Segundo, CA, 90245, Attention: Stock Plan Committee.

February 2011